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                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                FORM 8-A

            For Registration of Certain Classes of Securities
                Pursuant to Section 12(b) or 12(g) of the
                     Securities Exchange Act of 1934


                           THE MONY GROUP INC.
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         (Exact name of registrant as specified in its Charter)


              Delaware                             13-3976138
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       (State of incorporation                  (I.R.S. Employer
          or organization)                     Identification No.)

            1740 Broadway
         New York, New York                           10019
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        (Address of principal                      (Zip Code)
         executive offices)

            If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [x]

            If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

            Securities Act registration statement file number to which this form
relates:      333-63835        (if applicable).
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Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so             Name of each exchange on which
registered                               each class is to be registered
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Preferred Stock Purchase Rights,         New York Stock Exchange, Inc.
par value $0.01 per share


Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                ----------------
                                (Title of Class)
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Item 1.  Description of Registrant's Securities to be Registered.
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            The Board of Directors of The MONY Group Inc. (the "Company") will declare a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $0.01 per share (the "Common Shares"), of the Company. The dividend will be payable on a date to be established by the Board of Directors (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company, par value $0.01 per share (the "Preferred Shares"), at a price to be determined by the Board of Directors (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and First Chicago Trust Company of New York as Rights Agent (the "Rights Agent").

            Initially, the Rights will be attached to all Common Share certificates and no separate Rights certificates will be issued. Separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the earlier to occur of (i) a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 15% or more of the outstanding Common Shares or such earlier date as the Board of Directors shall become aware of the existence of an Acquiring Person or (ii) such date as may be determined by action of the Board of Directors of the Company following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Shares (the earlier of such dates being the "Distribution Date"). Prior to the time that a person would otherwise become an Acquiring Person, however, the Board of Directors of the Company may determine that such person shall not be an Acquiring Person for purposes of the Rights Agreement.

            The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), (i) the Rights will be transferred with and only with the Common Shares, (ii) new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate.

            The Rights are not exercisable until the Distribution Date. The Rights will expire on the date which is ten years following the issuance of the Rights (the "Expiration Date"), unless the Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

            If a person or group becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise, Common Shares (or, in certain circumstances, Preferred Shares or other similar securities of the Company) having a


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value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the existence of an Acquiring Person, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

            In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

            At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Common Share per Right (subject to adjustment).

            At any time prior to the existence of an Acquiring Person, the Board of Directors of the Company may redeem the Rights, in whole but not in part, at a price of $0.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors, in its sole discretion, may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

            The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, except that from and after the existence of an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person).

            The number of outstanding Rights and the number of one one-thousandths of a Preferred Share issuable upon exercise of each Right are subject to adjustment under certain circumstances.


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            Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

            The form of Rights Agreement is incorporated by reference herein. A copy of the Rights Agreement is available, free of charge, from the Company to any stockholder of the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.

            Upon the determination of the Purchase Price and Record Date, the Company shall amend this Form 8-A to include such information.

Item 2.  Exhibits.
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Exhibit No.                                Description
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    1                   Form of Rights Agreement between The MONY Group Inc. and
                        First Chicago Trust Company of New York, as Rights
                        Agent. The Rights Agreement includes the Form of Rights Certificate as Exhibit A, and the Summary of Rights as Exhibit B (incorporated by reference to Exhibit 10.37 to the Company's Registration Statement on Form S-1, Registration No. 333-63835).


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            Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                               THE MONY GROUP INC.


                                    By: /s/Richard E. Mulroy, Jr.
                                        ----------------------------------------
                                        Name:  Richard E. Mulroy, Jr.
                                        Title: Senior Vice President and
                                                General Counsel



Date:  November 6, 1998


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